Exhibit (j)(1) under Form N-1A
Exhibit 23 under Item 601/ reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A, No. 33-48847) of Federated Investment Series Funds, Inc., and to the incorporation by reference of our report, dated January 22, 2010, on Federated Bond Fund (the sold portfolio constituting Federated Investment Series Funds, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2010